Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida (808) 946-1400

Territorial Bancorp Inc.

Announces Fourth Quarter 2012 Results

Honolulu, Hawaii, February 4, 2013 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.8 million or $0.38 per basic and $0.37 per diluted share for the three months ended December 31, 2012, compared to $3.4 million or $0.33 per basic and diluted share for the three months ended December 31, 2011. For the year ended December 31, 2012, the Company earned $14.8 million or $1.47 per basic share and $1.45 per diluted share, compared to $12.8 million for the year ended December 31, 2011, or $1.19 per basic share and $1.17 per diluted share. The Company’s earnings grew by 16.0% in 2012. The increase in earnings for the fourth quarter and for the year was primarily due to gains on sale of investment securities and higher mortgage loan production that increased interest income and generated greater gains on sale of loans.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.12 per share. The dividend is expected to be paid on March 4, 2013 to stockholders of record as of February 18, 2013.

Allan Kitagawa, Chairman and Chief Executive Officer, said “This past year we were successful in increasing our residential mortgage loan production. Our staff was able to close a record number of mortgage loans. As a result, our loan portfolio grew despite a significant increase in prepayments of existing loans due to the drop in mortgage rates in 2012. We continue to improve shareholder returns by repurchasing stock and paying dividends. In December of 2012, because the future tax rate on dividends could have increased dramatically, we declared a special dividend of $0.10 per share. When added to our four quarterly dividends, we paid our shareholders a total of $0.54 per share during 2012. We felt that this was an opportunity to thank our shareholders who have supported us over the past three and one-half years. I am pleased to announce that because of our strong performance we will be paying a quarterly dividend of $0.12 per share.”

Interest Income

For the three months ended December 31, 2012 and 2011, net interest income was $12.3 million and $13.1 million, respectively. The decrease in net interest income was due to a $1.7 million decrease in interest and dividend income earned which was partially offset by an $820,000 decrease in interest expense. Total interest and dividend income was $14.2 million for the three months ended December 31, 2012 compared to $15.9 million for the three months ended December 31, 2011. The decrease in interest and dividend income occurred primarily due to a decline in interest earned on investment securities which totaled $4.9 million for the three months ended December 31, 2012 compared to $6.7 million for the three months ended December 31, 2011. This decrease resulted from a $40.9 million reduction in the Bank’s investment portfolio, principally due to an increase in repayments. This decrease was offset by an increase of $160,000 in interest earned on loans and other investments. Total interest expense decreased by $820,000 due to the continuation of the lower interest rate environment and the payoff of securities sold under agreements to repurchase.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.9 million for the three months ended December 31, 2012 compared to $2.7 million for the three months ended December 31, 2011. The decrease in interest expense is primarily due to a $369,000 reduction of interest expense on deposits and a $450,000 reduction of interest expense on securities sold under agreements to repurchase. Provision for loan losses decreased to $243,000 for the three months ended December 31, 2012 compared to $335,000 for the three months ended December 31, 2011.

Noninterest Income

Noninterest income was $2.3 million for the three months ended December 31, 2012 compared to $1.6 million for the three months ended December 31, 2011. The increase in noninterest income was primarily due to a $558,000 increase in gain on sale of loans created by higher loan production during the quarter and a $194,000 increase in gain on sale of investment securities.

Noninterest Expense

Noninterest expense increased to $8.7 million for the three months ended December 31, 2012 as compared to $8.4 million for the three months ended December 31, 2011. The increase in noninterest expense was primarily due to higher salary and employee benefit expense, occupancy expense and other general and administrative expenses.

Year Ended December 31, 2012 Results

For the year ended December 31, 2012 net interest income was $50.9 million compared to $51.4 million for the year ended December 31, 2011. Total interest and dividend income decreased to $60.1 million for the year ended December 31, 2012 from $62.7 million for the year ended December 31, 2011 because of an increase in repayments on higher yielding loans and securities. Total interest expense decreased to $9.2 million for the year ended December 31, 2012 from $11.3 million for the year ended December 31, 2011, due to decreases in interest expense on deposits and interest paid on securities sold under agreements to repurchase. Provision for loan losses decreased to $415,000 for the year ended December 31, 2012 compared to $418,000 for the year ended December 31, 2011.

Noninterest income was $7.1 million for the year ended December 31, 2012 compared to $5.1 million for the year ended December 31, 2011. This increase in noninterest income was primarily due to higher mortgage loan production that generated greater gain on sale of loans which increased to $2.4 million for the year ended December 31, 2012, compared to $711,000 for the year ended December 31, 2011 and gain on sale of investment securities which rose to $1.2 million for the year ended December 31, 2012 compared to $451,000 for the year ended December 31, 2011. These increases in noninterest income were offset somewhat by a total decrease of $500,000 in service fees on loan and deposit accounts and other noninterest income.

Noninterest expense was $34.4 million for the year ended December 31, 2012 compared to $34.7 million for the year ended December 31, 2011. The decrease in noninterest expense was primarily due to a $1.0 million decrease in compensation and employee benefits and a $98,000 decrease in federal deposit insurance premiums. A significant portion of the decrease in compensation and employee benefits was due to $696,000 of stock benefit plan expenses which the Company recognized in 2011 due to the death of a director which resulted in the immediate vesting of stock awards. These decreases in noninterest expense were offset by increases of $321,000 on loss of extinguishment of debt, $258,000 in occupancy expense, and $237,000 in other general and administrative expenses. The loss on extinguishment of debt occurred when the Bank paid off $25.0 million of higher costing borrowings.

Assets and Equity

Total assets grew to $1.575 billion at December 31, 2012 from $1.538 billion at December 31, 2011. Cash and cash equivalents increased to $182.8 million at December 31, 2012 from $131.9 million at December 31, 2011. Investment securities held to maturity decreased to $554.7 million as of December 31, 2012 from $653.9 million at December 31, 2011 as repayments and sales exceeded the amount of securities purchased. Loans receivable grew to $774.9 million at December 31, 2012 from $688.1 million at December 31, 2011 due to an increase in residential mortgage loan originations. The growth in loans receivable was funded primarily by a $71.7 million increase in deposits. Deposits increased to $1.238 billion at December 31, 2012 from $1.166 billion at December 31, 2011. Total stockholders’ equity increased to $219.0 million at December 31, 2012 from $214.0 million at December 31, 2011. The growth in stockholders’ equity was primarily due to the Company’s earnings for the year ended December 31, 2012, which were offset by the cost of shares repurchased under the Company’s stock buyback program and dividend payments. The Board of Directors has authorized three repurchase programs. Through the end of December 31, 2012, the Company had repurchased a total of 1,684,171 shares, compared to 1,336,975 shares as of December 31, 2011.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $2.0 million (8 loans) at December 31, 2012, compared to $2.3 million (9 loans) at December 31, 2011. Non-performing assets totaled $4.4 million at December 31, 2012 compared to $3.3 million at December 31, 2011. The increase in nonperforming assets occurred after we classified $2.2 million of existing loans as nonaccrual. However, the ratio of non-performing assets to total assets of 0.28% at December 31, 2012 remains one of the lowest in the country. The allowance for loan losses at December 31, 2012 was $1.7 million and represented 0.22% of total loans. At December 31, 2011, the allowance for loan losses was $1.5 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Interest and dividend income:
Investment securities	$4,864	$6,684	$23,224	$26,851
Loans	9,240	9,113	36,566	35,557
Other investments	100	67	359	325

Total interest and dividend income	14,204	15,864	60,149	62,733

Interest expense:
Deposits	1,292	1,661	5,936	6,770
Advances from the Federal Home Loan Bank	105	106	418	401
Securities sold under agreements to repurchase	511	961	2,875	4,114

Total interest expense	1,908	2,728	9,229	11,285

Net interest income	12,296	13,136	50,920	51,448
Provision for loan losses	243	335	415	418

Net interest income after provision for loan losses	12,053	12,801	50,505	51,030

Noninterest income:
Service fees on loan and deposit accounts	570	594	2,044	2,284
Income on bank-owned life insurance	236	243	942	968
Gain on sale of investment securities	505	311	1,234	451
Gain on sale of loans	895	337	2,411	711
Other	91	109	437	697

Total noninterest income	2,297	1,594	7,068	5,111

Noninterest expense:
Salaries and employee benefits	5,193	4,991	20,609	21,621
Occupancy	1,316	1,274	5,246	4,988
Equipment	846	825	3,269	3,191
Loss on extinguishment of debt	—	—	321	—
Federal deposit insurance premiums	193	187	767	865
Other general and administrative expenses	1,157	1,102	4,226	3,989

Total noninterest expense	8,705	8,379	34,438	34,654

Income before income taxes	5,645	6,016	23,135	21,487
Income taxes	1,840	2,598	8,297	8,698

Net income	$3,805	$3,418	$14,838	$12,789

Basic earnings per share	$0.38	$0.33	$1.47	$1.19
Diluted earnings per share	$0.37	$0.33	$1.45	$1.17

Cash dividends declared per common share	$0.22	$0.09	$0.54	$0.34

Basic weighted average shares outstanding	10,074,978	10,207,906	10,113,453	10,777,417
Diluted weighted average shares outstanding	10,228,198	10,416,081	10,213,190	10,936,632

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	12/31/2012	12/31/2011
ASSETS

Cash and cash equivalents	$182,818	$131,937
Investment securities held to maturity, at amortized cost (fair value of $584,125 and $687,319 at December 31, 2012 and 2011, respectively)	554,673	653,871
Federal Home Loan Bank stock, at cost	12,128	12,348
Loans held for sale	2,220	3,231
Loans receivable, net	774,876	688,095
Accrued interest receivable	4,367	4,780
Premises and equipment, net	5,056	5,450
Real estate owned	—	408
Bank-owned life insurance	31,177	30,234
Deferred income taxes receivable	3,580	2,648
Prepaid expenses and other assets	3,732	4,569

Total assets	$1,574,627	$1,537,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,237,847	$1,166,116
Advances from the Federal Home Loan Bank	20,000	20,000
Securities sold under agreements to repurchase	70,000	108,300
Accounts payable and accrued expenses	23,017	22,816
Current income taxes payable	1,152	3,114
Advance payments by borrowers for taxes and insurance	3,639	3,264

Total liabilities	1,355,655	1,323,610

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,806,248 and 11,022,309 shares at December 31, 2012 and 2011, respectively	108	110
Additional paid-in capital	93,616	97,640
Unearned ESOP shares	(7,829)	(8,319)
Retained earnings	137,410	128,300
Accumulated other comprehensive loss	(4,333)	(3,770)

Total stockholders’ equity	218,972	213,961

Total liabilities and stockholders’ equity	$1,574,627	$1,537,571

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended December 31,
	2012	2011
Performance Ratios (annualized):

Return on average assets	0.97%	0.90%
Return on average equity	6.89%	6.34%
Net interest margin on average interest earning assets	3.24%	3.58%

	At December 31, 2012	At December 31, 2011
Selected Balance Sheet Data:

Book value per share (1)	$20.26	$19.41
Stockholders’ equity to total assets	13.91%	13.92%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$2,044	$2,335
Non-performing assets (2)	4,406	3,335
Allowance for loan losses	1,672	1,541
Non-performing assets to total assets	0.28%	0.22%
Allowance for loan losses to total loans	0.22%	0.22%
Allowance for loan losses to non-performing assets	37.95%	46.21%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs